AMENDMENT NUMBER ONE TO TRANSFER AGENCY AGREEMENT

      This Amendment Number One amends and supplements the Transfer Agency Agreement dated August 6, 2001 (the "Transfer Agency Agreement") between Scout Investment Advisors, Inc., a Missouri corporation (the "Company"), and Sunstone Financial Group, Inc., a Wisconsin corporation, in regard to the UMB Scout Funds (individually, a "Fund", and collectively, the "Funds"). The parties agree that the following terms and conditions shall apply to and amend and restate the Transfer Agency Agreement:

1. Sunstone Financial Group, Inc. has changed its name to UMB Fund Services, Inc. Accordingly, all references to "Sunstone" in the Transfer Agency Agreement are cancelled and replaced by "UMBFS".

2. Section 5.01.B. of the Transfer Agency Agreement is amended by substituting "The Chairman or the President of the Company" for "Any officer of the Company".

3. The second sentence of Section 7.01 of the Transfer Agency Agreement is amended by substituting "The Chairman or the President of the Company" for "Any officer of the Company".

4. Section 8.01 of the Transfer Agency Agreement is cancelled and is replaced by the following Section 8.01, now restated to provide as follows:

      "8.01 INDEMNIFICATION BY UMBFS. UMBFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from UMBFS's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. UMBFS agrees to indemnify and hold harmless the Company, its employees, agents, officers, directors and nominees from and against any and all claims, demands, actions and suits, and from and against all judgments, liabilities, losses, damages, costs, charges, counsel fees, and other expenses of every nature and character which may be asserted against the Company or for which the Company may be held liable (a "Claim") arising out of or resulting from UMBFS's willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by UMBFS of its obligations and duties under this Agreement; provided, however, UMBFS shall not be liable for any action taken or omitted to be taken in accordance with Instructions received by it from an officer or representative of the Company."

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5.    Section 8.03 of the Transfer Agency Agreement is cancelled and is replaced by the following Section 8.03, now restated to provide as follows:

      "8.03 INDEMNIFICATION PROCEDURES. The indemnified party will notify the indemnifying party promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the indemnifying party may be required to indemnify or hold indemnified party harmless hereunder. In such event, the indemnifying party shall have the option to defend the indemnified party against any Claim, and in the event that the indemnifying party so elects, such defense shall be conducted by counsel chosen by the indemnifying party and approved by the indemnified party in its reasonable discretion. The indemnified party shall not confess any Claim or make any compromise in any case in which the indemnifying party will be asked to provide indemnification, except with the indemnifying party's prior written consent. The obligations of the parties under Sections 8.01, 8.02, and 8.03 shall survive the termination of this Agreement."

6. Section 8.05 of the Transfer Agency Agreement is canceled and is replaced by the following Section 8.05, now restated to provide as follows:

      "8.05 CONSEQUENTIAL DAMAGES. In no event and under no circumstances shall either party be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof."

7. All of the remaining terms and conditions contained in the Transfer Agency Agreement are hereby restated as originally set forth in the Transfer Agency Agreement and incorporated by reference into this Amendment Number One.

IN WITNESS WHEREOF, the undersigned have executed this Amendment Number One effective the 14th day of August, 2002.

UMB FUND SERVICES, INC.                   SCOUT INVESTMENT ADVISORS, INC.


By: /s/ Randy Pavlick                     By: /s/ W.B. Greiner
   ---------------------------------         ---------------------------------
            (Signature)                               (Signature)

Randy Pavlick                             W.B. Greiner
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      (Name)                                          (Name)

Senior Vice President                     Chairman
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       (Title)                                        (Title)